Exhibit 99.1
For Immediate Release February 6, 2012	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne S. Charness (News Media) 401-727-5983

Hasbro Reports Revenue and Earnings Per Share Growth for 2011

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Full-year net revenues increased 7% to a record $4.29 billion compared to $4.00 billion in 2010;

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Full-year International segment net revenues up 19% to $1.86 billion; Up 16% excluding the positive impact of foreign exchange;

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Boys category revenues increased 35% and Preschool category grew 4%;

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Eleventh consecutive year of full-year earnings per share growth; Full-year 2011 EPS of $2.82 per diluted share versus $2.74 per diluted share in 2010;

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Repurchased 10.5 million shares of common stock during 2011 at a total cost of $423.0 million and an average price of $40.42;

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Paid $154 million in cash dividends during 2011; On February 2, 2012, Board approved a 20% increase in the quarterly dividend to $0.36 per share.

Pawtucket, RI (February 6, 2012) -- Hasbro, Inc. (NASDAQ: HAS) today reported revenue and earnings per share growth for 2011.  For the full-year 2011, the Company reported record revenues of $4.29 billion, an increase of 7%, compared to $4.00 billion in 2010.  Foreign exchange had a $64.3 million positive impact on full-year 2011 revenues.  Absent this impact, revenues grew 5.5%.  Net earnings for the full year were $385.4 million or $2.82 per diluted share, versus $397.8 million or $2.74 per diluted share in 2010.

For the fourth quarter 2011, the Company reported net revenues of $1.33 billion an increase of 4% versus $1.28 billion in 2010.  Foreign exchange had a $13.3 million negative impact on revenues in the quarter.  The Company reported net earnings for the quarter of $139.1 million or $1.06 per diluted share versus $140.0 million or $0.99 per diluted share in 2010.

“In 2011 we delivered strong growth in our international business driven by continued investments in advancing our global capabilities,” said Brian Goldner, President and Chief Executive Officer.  ”However, we did not meet our expectations for growth in the U.S. and Canada segment, as we experienced weaker demand than we had anticipated, especially post-Thanksgiving, including challenges in the Games & Puzzles category.  We have taken significant steps by putting new leadership and new plans in place to re-accelerate growth and innovation in both of these important areas.”

“Globally, the Hasbro team is focused on the key tenants of our branded-play strategy, which is centered on relentless innovation of our core brands, the invention of new brands, and the expansion of play experiences into new immersive brand expressions,” continued Goldner.  “We are confident that through the execution of our branded-play strategy Hasbro is well positioned to deliver the innovation and brand experiences that our global consumers want and that will drive long-term value for our shareholders.”

“Over the past several years, Hasbro’s financial strength and discipline has enabled us to invest in our business to develop innovative new products and increase our global footprint.  While doing so, since 2005, we have repurchased $2.6 billion worth of Hasbro common stock and with the recent announcement to increase our dividend, over the same period our quarterly dividend has grown from $0.09 per share to $0.36 per share,” said Deborah Thomas, Chief Financial Officer.  “Despite the challenges we encountered in 2011, we grew our business, effectively managed our capital structure and maintained a healthy balance sheet.  For the full-year 2012, absent the impact of foreign exchange, we expect to again grow revenues and earnings per share.”

For the full-year 2011, worldwide net revenues grew in the Boys and Preschool categories.  The Boys category increased 35% to $1.82 billion led by growth in TRANSFORMERS and BEYBLADE and the Preschool category grew 4% to $553.0 million supported by the introduction of SESAME STREET.  These increases were partially offset by a 10% decline in the Games & Puzzles category to $1.17 billion and an 11% decline in the Girls category to $741.4 million.  Despite declines in these categories several brands posted year-over-year growth including MAGIC: THE GATHERING, MY LITTLE PONY and BABY ALIVE.

U.S. and Canada segment net revenues were $2.25 billion for full-year 2011, compared to $2.30 billion in 2010.  The segment experienced growth in the Boys and Preschool categories offset by declines in the Games & Puzzles and Girls categories.  The U.S. and Canada segment reported an operating profit of $278.4 million compared to $349.6 million in 2010.

Full-year 2011 International segment net revenues increased 19% to $1.86 billion versus $1.56 billion in 2010.  Absent a positive $59.3 million impact of foreign exchange, full-year 2011 International segment net revenues increased 16% year-over-year.  Net revenues in the International segment reflect growth in the Boys category.  The International segment reported an operating profit of $270.6 million, up $60.9 million or 29% versus $209.7 million in 2010.

Entertainment and Licensing segment net revenues for full-year 2011 were $162.2 million, up 19% from $136.5 million in 2010.  The growth in the segment reflects the sale of television programming globally, as well as movie and merchandise related revenue from Transformers: Dark of the Moon.  The Entertainment and Licensing segment reported an operating profit of $42.8 million versus $43.2 million in 2010.

The Company repurchased a total of 10.5 million shares of common stock during 2011 at a total cost of $423.0 million and an average price of $40.42 per share.  During the fourth quarter, the company repurchased 1.0 million shares of common stock at a total cost of $36.3 million and an average price of $35.31.  At year end, $227.3 million remained available in the current share repurchase authorization.  In 2011, the Company paid $154 million in cash dividends to shareholders.

Note: The Company’s reported 2011 earnings per diluted share includes the impact of a $20.5 million favorable tax adjustment, or $0.15 per diluted share, and pre-tax expense of $14.4 million, or $0.07 per diluted share, related to costs associated with establishing Hasbro’s Gaming Center of Excellence in Rhode Island, both of which were announced in the second quarter 2011.  The reported 2010 earnings per diluted share included the impact of a $21.2 million favorable tax adjustment, or $0.15 per diluted share, recorded in the first quarter 2010.

The Company will webcast its fourth quarter and full-year 2011 earnings conference call at 8:30 a.m. Eastern Time today. To listen to the live webcast, go to http://investor.hasbro.com.   The replay will be on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro

Hasbro, Inc. (NASDAQ: HAS) is a branded play company providing children and families around the world with a wide-range of immersive entertainment offerings based on the Company’s world class brand portfolio.  From toys and games, to television programming, motion pictures, video games and a comprehensive licensing program, Hasbro strives to delight its customers through the strategic leveraging of well-known and beloved brands such as TRANSFORMERS, LITTLEST PET SHOP, NERF, PLAYSKOOL, MY LITTLE PONY, G.I. JOE, MAGIC: THE GATHERING and MONOPOLY.  The HUB, Hasbro’s multi-platform joint venture with Discovery Communications (NASDAQ: DISCA, DISCB, DISCK) launched on October 10, 2010. The online home of The HUB is www.hubworld.com. The HUB logo and name are trademarks of Hub Television Networks, LLC. All rights reserved.  © 2012 Hasbro, Inc.  All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in 2012 and beyond, including with respect to its revenues and earnings per share, and the Company’s ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s development, manufacturing, marketing, royalty and other costs; (ii) global economic conditions, including recessions, credit crises or other economic shocks or downturns which can negatively impact the retail and/or credit markets, the financial health of the Company’s retail customers and consumers, and consumer and business confidence, and which can result in lower employment levels, less consumer disposable income, and lower consumer spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) other economic and public health conditions in the markets in which the Company and its customers and suppliers operate which impact the Company's ability and cost to manufacture and deliver products, such as higher fuel and other commodity prices, higher labor costs, higher transportation costs, outbreaks of disease which affect public health and the movement of people and goods, and other factors, including government regulations, which can create potential manufacturing and transportation delays or impact costs; (v) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (vi) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes by the Company’s customers in their purchasing or selling patterns; (vii) greater than expected costs, or unexpected delays or difficulties, associated with the Company’s investment in its joint venture with Discovery Communications, LLC, the rebranding of the joint venture network, development of Hasbro Studios, and the creation of new content to appear on the network and elsewhere; (viii) consumer interest in and acceptance of the joint venture network, and programming created by Hasbro Studios, and other factors impacting the financial performance of the joint venture and Hasbro Studios; (ix) greater than expected costs or unexpected delays or difficulties associated with the creation of Hasbro’s Gaming Center of Excellence and the execution of the Company’s strategy for driving innovation and immersive play experiences in its gaming business; (x) unexpected delays or difficulties in the Company’s execution of its plans to drive growth and increased profitability in its U.S. and Canada business; (xi) the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower the inventories they are willing to carry, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled  with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; (xii) work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xiii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiv) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; (xv) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of public health conditions and other factors affecting social and economic activity in China, affecting the movement of products into and out of China, and impacting the cost of producing products in China and exporting them to other countries; (xvi) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvii) other market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xviii) the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and (xix) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.  This presentation also includes the Company’s Consolidated and International segment net revenues excluding the impact of changes in exchange rates.  Management believes that the presentation of Consolidated and International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor’s understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company’s control.

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(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	Dec. 25, 2011	Dec. 26, 2010
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 641,688	$ 727,796
Accounts Receivable, Net	1,034,580	961,252
Inventories	333,993	364,194
Other Current Assets	243,431	167,807
	----------------	----------------
Total Current Assets	2,253,692	2,221,049
Property, Plant and Equipment, Net	218,021	233,580
Other Assets	1,659,061	1,638,597
	----------------	----------------
Total Assets	$ 4,130,774	$ 4,093,226
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 180,430	$ 14,568
Payables and Accrued Liabilities	761,914	704,233
	----------------	----------------
Total Current Liabilities	942,344	718,801
Long-term Debt	1,400,872	1,397,681
Other Liabilities	370,043	361,324
	----------------	----------------
Total Liabilities	2,713,259	2,477,806
Total Shareholders' Equity	1,417,515	1,615,420
	----------------	----------------
Total Liabilities and Shareholders' Equity	$ 4,130,774	$ 4,093,226
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter Ended		Year Ended

(Thousands of Dollars and Shares Except Per Share Data)	Dec. 25, 2011	Dec. 26, 2010	Dec. 25, 2011	Dec. 26, 2010
	-----------	-----------	-----------	-----------
Net Revenues	$1,329,338	$1,278,697	$4,285,589	$4,002,161
Costs and Expenses:
Cost of Sales	591,483	535,456	1,836,263	1,690,057
Royalties	104,537	79,116	339,217	248,570
Product Development	47,351	61,950	197,638	201,358
Advertising	135,248	143,737	413,951	420,651
Amortization of Intangibles	14,269	12,095	46,647	50,405
Program Production Cost Amortization	17,716	17,035	35,798	22,069
Selling, Distribution and Administration	202,155	228,259	822,094	781,192
	--------------	---------------	--------------	--------------
Operating Profit	216,579	201,049	593,981	587,859
Interest Expense	22,320	21,741	89,022	82,112
Other (Income) Expense, Net	5,115	5,928	18,566	(1,973)
	--------------	---------------	--------------	--------------
Earnings before Income Taxes	189,144	173,380	486,393	507,720
Income Taxes	50,014	33,366	101,026	109,968
	--------------	---------------	--------------	--------------
Net Earnings	$ 139,130	$ 140,014	$ 385,367	$ 397,752
	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 1.08	$ 1.02	$ 2.88	$ 2.86
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Diluted	$ 1.06	$ 0.99	$ 2.82	$ 2.74
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Cash Dividends Declared	$ 0.30	$ 0.25	$ 1.20	$ 1.00
	========	========	========	========

Weighted Average Number of Shares
Basic	129,126	136,996	133,823	139,079
	========	========	========	========
Diluted	131,668	141,208	136,697	145,670
	========	========	========	========

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended			Year Ended
	Dec. 25, 2011	Dec. 26, 2010	% Change	Dec. 25, 2011	Dec. 26, 2010	% Change
	-----------	-----------	-----------	-----------	-----------	----------
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$ 592,794	$ 604,834	-2%	$ 2,253,458	$ 2,299,547	-2%
Operating Profit	50,830	70,959	-28%	278,356	349,594	-20%
Operating Margin	8.6%	11.7%		12.4%	15.2%

International Segment:
External Net Revenues	669,788	617,880	8%	1,861,901	1,559,927	19%
Operating Profit	137,822	129,720	6%	270,578	209,704	29%
Operating Margin	20.6%	21.0%		14.5%	13.4%

Entertainment and Licensing Segment:
External Net Revenues	64,089	53,450	20%	162,233	136,488	19%
Operating Profit	21,490	14,954	44%	42,784	43,234	-1%
Operating Margin	33.5%	28.0%		26.4%	31.7%

Net Revenues by Product Class
Boys	$ 536,271	$ 414,622	29%	$ 1,821,544	$ 1,344,899	35%
Games and Puzzles	370,613	417,460	-11%	1,166,977	1,293,772	-10%
Girls	249,982	298,715	-16%	741,394	830,383	-11%
Preschool	169,806	147,705	15%	552,979	532,483	4%
Other	2,666	195	-	2,695	624	-
	-------------	------------		------------	------------
Total Net Revenues	$1,329,338	$1,278,697		$ 4,285,589	$ 4,002,161
	=======	=======		========	========

International Segment Net Revenues by Major Geographic Region
Europe	$ 464,141	$ 426,755	9%	$ 1,254,427	$ 1,057,937	19%
Latin America/Mexico	125,267	120,321	4%	334,887	281,835	19%
Asia Pacific	80,380	70,804	14%	272,587	220,155	24%
	-------------	-------------		-------------	-------------
	$ 669,788	$ 617,880		$ 1,861,901	$ 1,559,927
	=======	=======		=======	=======

Reconciliation of EBITDA
Net Earnings	$ 139,130	$ 140,014	$ 385,367	$ 397,752
Interest Expense	22,320	21,741	89,022	82,112
Income Taxes	50,014	33,366	101,026	109,968
Depreciation	28,782	22,931	113,821	95,925
Amortization	14,269	12,095	46,647	50,405
	------------	------------	------------	------------
EBITDA	$ 254,515	$ 230,147	$ 735,883	$ 736,162
	=======	=======	=======	=======